SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities and Exchange Act of 1934.

                          Commission File Number 1-8859
                                                 ---------------------

                               IP TIMBERLANDS, LTD
             (Exact name of registrant as specified in its charter)

                             TWO MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
       (Address, including zip, and telephone number, including area code, of registrant's principal executive offices)

                            CLASS A DEPOSITARY UNITS
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file
                  reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    |_|                      Rule 12h-3(b)(1)(ii)  |_|
      Rule 12g-4(a)(1)(ii)   |_|                      Rule 12h-3(b)(2)(i)   |_|
      Rule 12g-4(a)(2)(i)    |_|                      Rule 12h-3(b)(2)(ii)  |_|
      Rule 12g-4(a)(2)(ii)   |_|                      Rule 15d-6            |_|
      Rule 12h-3(b)(1)(i)    |X|



      Approximate number of holders of record as of the certification or notice date: one (1)

      Pursuant to the requirements of the Securities and Exchange Act of 1934 IP Timberlands, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 25, 1998                BY:   /s/  James W. Guedry
      ------------------------          -----------------------
                                        James W. Guedry
                                        Vice President and Secretary